UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 14, 2007

Tractor Supply Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Powell Place, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(615) 366-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Appointment of Director. On August 10, 2007, the Company's Board of Directors appointed Richard W. Frost as a new director. Mr. Frost will serve a term ending on the date of the Annual Meeting of Stockholders in May 2008.

Mr. Frost is an experienced executive who has deep operational experience in procurement and logistics. He currently serves as Chief Executive Officer for Louisiana-Pacific Corporation in Nashville, Tennessee. He serves on the not-for profit boards of the American Forest & Paper Association (AF&PA), the Forest Products Association of Canada (FPAC), the Temperate Forest Foundation (TFF), and is vice-chairman of the National Air and Stream Council (NCASI).

Jim Wright, President and Chief Executive Officer, stated, "During his career, Rick has developed expertise in procurement, logistics and supply chain management. As a CEO, he brings additional executive governance perspective to Tractor Supply Company. We believe Rick's understanding of the rural lifestyle, our products and our customers will be an excellent cultural fit with us. We welcome Rick and are confident that his talents and experience make him a great addition to our Board as we continue to grow the business."

Mr. Frost commented, "I have a great deal of respect for what the Tractor Supply team has accomplished. I am excited to join this well respected team and I appreciate the significant opportunity the Company has to build upon its growth. I look forward to contributing to Tractor Supply Company as it continues to expand and reinforce its position as the leading retailer serving the rural lifestyle."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tractor Supply Company

August 14, 2007	By:	Joel A. Cherry

Name: Joel A. Cherry
Title: Vice President - General Counsel and Corporate Secretary